Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Ampex Corporation:

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement and Post-Effective Amendment of Ampex Corporation of our report dated April 9, 2004, except for Note 1, as to which the date is April 15, 2005, relating to the consolidated financial statements and financial statement schedule, which appears in Ampex Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Reoffer Prospectus, which is part of this Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

San Jose, California
June 30, 2005